Exhibit 99.1

American Express Global Business Travel Announces Refinancing of its Existing Credit Facility

NEW YORK – July 26, 2024 – American Express Global Business Travel, which is operated by Global Business Travel Group, Inc. (NYSE: GBTG) (“Amex GBT” or the “Company”), a leading software and services company for travel, expense, and meetings and events, today announced that it entered into an amended and restated credit agreement, which provides for a principal amount of $1,400 million senior secured first lien term loan facility, maturing on July 26, 2031, and a $360 million senior secured first lien revolving credit facility, maturing on July 26, 2029.

Transaction Highlights:

●	Significant interest rate margin reduction of approximately 180 bps, with the new term loan facility priced at secured overnight financing rate (SOFR) +3.00% (99.75 original issue discount).

●	Delivering estimated interest savings of approximately $25 million in 2024 versus 2023, including the refinancing and previously achieved interest savings from lowered leverage ratio.

●	Strengthens balance sheet by extending near-term term loan maturities to 2031, providing seven years of runway as cash flow generation accelerates.

●	Upsized revolving credit facility capacity from $50 million to $360 million (currently undrawn), providing the Company with increased liquidity and flexibility.

●	Total debt level unchanged, and focus remains on continued deleveraging, with target leverage ratio of 1.5x – 2.5x Net Debt / Adjusted EBITDA.

The term loans were drawn in full on July 26, 2024, and the proceeds were used to repay in full the principal amount of all term loans and other outstanding obligations (including related fees and expenses) under the Company’s previously existing principal credit facility. The $360 million of available borrowings under the new revolving credit facility may be drawn in the future for working capital needs and other general corporate purposes, subject to customary conditions similar to those in the Company’s previously existing principal credit facility.

The term loans bear interest based on SOFR, plus a margin of 3.00% per annum. Borrowings under the revolving credit facility are subject to interest based on SOFR, plus a margin of 2.75% per annum.

About American Express Global Business Travel

American Express Global Business Travel is the world’s leading B2B travel platform, providing software and services to manage travel, expenses, and meetings & events for companies of all sizes. We have built the most valuable marketplace in B2B travel to deliver unrivalled choice, value and experiences. With travel professionals in more than 140 countries, our customers and travelers enjoy the powerful backing of American Express Global Business Travel.

Visit amexglobalbusinesstravel.com for more information about Amex GBT. Follow @amexgbt on Twitter, LinkedIn and Instagram.

Contacts

Investors:

Jennifer Thorington

Vice President Investor Relations

investor@amexgbt.com

Media:

Martin Ferguson

Vice President Global Communications and Public Affairs

martin.ferguson@amexgbt.com

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